UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EQUITY RESIDENTIAL
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Notice of 2014 Annual

Meeting of Shareholders

and Proxy Statement

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are cordially invited to attend Equity Residential’s 2014 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 12, 2014 at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2014, will be asked to:

1.	Elect eleven trustees to a one-year term;

2.	Ratify our selection of Ernst & Young LLP as our independent auditor for 2014;

3.	Approve our executive compensation; and

4.	Consider any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Thank you for your continued support of Equity Residential.

Sincerely,

Bruce C. Strohm Executive Vice President, General Counsel and Corporate Secretary

April 17, 2014

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 17, 2014 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June  12, 2014, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1: Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee (the “Trustees”) named in this Proxy Statement.

Name	Age	Trustee Since	Independence Status
Samuel Zell, Chairman	72	1993	Management Trustee (as Chairman)
Gerald A. Spector, Vice Chairman	67	1993	Independent
Charles L. Atwood, Lead Trustee	65	2003	Independent
David J. Neithercut, CEO & President	58	2006	Management Trustee (as CEO & President)
John W. Alexander	67	1993	Independent
Linda Walker Bynoe	61	2009	Independent
Mary Kay Haben	57	2011	Independent
Bradley A. Keywell	44	2011	Independent
John E. Neal	64	2006	Independent
Mark S. Shapiro	44	2010	Independent
B. Joseph White	66	1993	Independent

Proposal 2: Ratification of Ernst & Young LLP as Independent Auditor for 2014

The Board recommends a vote FOR this proposal.

Proposal 3: Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

GOVERNANCE OF THE COMPANY

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which currently consists of the eleven members noted above.

Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

Current charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance.” In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon written request to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqrworld.com). The information contained on the Company’s website is not part of or incorporated into this Proxy Statement.

Board Leadership Structure

Since the formation of the Company in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer of Equity Residential. Our Chairman of the Board, Samuel Zell, founded a predecessor of the Company in the 1960s, has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating, for the first time in history, two of the largest real estate investment trusts (“REITs”) in the country and one other REIT, the largest in its sector. As our Chairman, he presides over meetings of the full Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee. We believe the Company is well-served by our current leadership structure.

GOVERNANCE OF THE COMPANY

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009. In this capacity, Mr. Atwood, who is an independent trustee, coordinates with the other independent trustees on the following:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management trustees;

•	serving as liaison between the Chairman and the non-management trustees;

•	calling meetings of the non-management trustees;

•	consistent and regular communication with the CEO regarding the Board’s oversight responsibilities;

•	participating with the CEO in planning and setting schedules and agendas for Board meetings;

•	determining with the CEO the necessary information trustees should receive and when they should receive it;

•	overseeing the Board’s annual evaluation of the CEO’s performance; and

•	performing such other functions as the Board may direct.

Executive Sessions

Pursuant to the Company’s Guidelines on Governance, the non-management trustees of the Board (all trustees who are not executive officers of the Company) meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. The Lead Trustee chairs these sessions. In 2013, the non-management Trustees held four executive sessions, and the independent trustees held one executive session.

The Board’s Role in Risk Oversight

The Board as a whole has responsibility for oversight of enterprise risk management. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. The Board delegates the review of certain areas of risk to its committees based on their respective principal areas of focus. Each of these committees reports on its deliberations and recommendations to the full Board. The Corporate Governance Committee is responsible for the Board’s regular review of information from senior management regarding areas of risk designed to provide visibility about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks and other current matters that may present material risk to the Company. The Company also performs an annual risk survey, led by the Company’s senior internal audit officer, who interviews each of the Company’s executive officers and surveys other officers of the Company and reports these results to the Audit Committee. This survey assesses risk throughout the business, focusing on the primary areas of operational, financial, legal and compliance risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership assessment, management succession planning and compensation philosophy, programs and arrangements, including

GOVERNANCE OF THE COMPANY

incentive compensation plans. The Audit Committee oversees management of risks associated with financial matters, particularly financial reporting, counterparty risk, tax, accounting, disclosure, internal control over financial reporting, financial policies and cash investment guidelines and credit and liquidity matters, as well as potential conflicts of interest. As part of its charter, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management. The Audit Committee also meets in separate executive sessions with key management personnel, representatives of the Company’s independent auditor and the Company’s senior internal audit officer. The Corporate Governance Committee manages risks associated with corporate governance and compliance and trustee succession planning, and contributes to the Board’s oversight of enterprise risk management. While each committee is responsible for evaluating certain risks and direct oversight of the management of such risks, as mentioned above, the entire Board of Trustees is informed about and oversees such risks.

Assessment of Board Performance and Board Processes

The trustees, through the Corporate Governance Committee, annually assess the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee is responsible for leading the evaluation process and discussing with each trustee individually his or her own evaluation and for providing the full Board with feedback on its performance as a whole. The Lead Trustee is responsible for providing individual feedback to the Chair of the Corporate Governance Committee. The purpose of this annual evaluation process is to determine whether the current board leadership and structure continues to be optimal for the Company and takes the assessments into account in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for effective leadership development and succession. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses with the CEO his recommendations for management development and corporate succession for the Company’s other executive officers. Additionally, the Compensation Committee oversees long range plans for management development and executive succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (1) is a board-driven, collaborative process; (2) is a continuous process; (3) should be driven by corporate strategy; and (4) involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events. Furthermore, for 2013, ten percent of the assessment of the executive officers’ annual performance is based on an individual goal that is development, succession or leadership orientated. In addition to their review of executive officer development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and development programs.

In the event the Chairman of the Board and/or the CEO is unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman, (ii) the Vice Chairman of the Board (or the Chairman if there is no Vice Chairman) shall automatically be appointed to serve as the interim CEO and (iii) the Chair of the Compensation Committee will

GOVERNANCE OF THE COMPANY

promptly call a meeting to initiate the process for the selection of a permanent replacement for either or both positions.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, the Company discloses the following with respect to related party transactions:

•	No trustees or executive officers are indebted to the Company under any Company loans.

•	The Audit Committee approved a transaction in July 2011 whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a ten-year lease from an entity controlled by Mr. Zell. While the rules of the Securities and Exchange Commission (“SEC”) classify this lease as a “material related-party transaction” due to Mr. Zell’s position on the Board, the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arms-length terms at the same time. Specifically, an independent commercial office brokerage firm confirmed at the inception of the lease that the lease had terms that were equivalent to, or more tenant-friendly than, any other arms-length office lease with a ten-year term, entered into at the time, for similar space in Chicago’s West Loop neighborhood. Furthermore, the lease does not, in the Company’s opinion, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2013 totaled $1,747,984.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections which incorporates a trustee resignation policy for any trustee who does not receive the requisite vote. This resignation policy requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publically disclose its decision and rationale.

GOVERNANCE OF THE COMPANY

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executive officers and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive officer and trustee share ownership guidelines:

Position	Minimum Share Ownership
CEO	5x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary
Trustees	$250,000

Executive officers and trustees have three years to comply with the ownership requirements, and all of our named executive officers and trustees are in compliance. In fact, Mr. Neithercut’s December 31, 2013 share holdings of over $27,800,000 exceeds his share ownership requirement by 5 times, and the other named executive officers as a group on average exceed their required share ownership requirements by 2.5 times.

The following count toward fulfillment of ownership guidelines:

•	Company shares excluding pledged shares. None of the Company’s executive officers’ holdings are pledged.

•	Limited partnership interests (“OP Units”) in the Operating Partnership which are exchangeable on a one-for-one basis into the Company’s common shares.

•	Long-Term Incentive Plan (“LTIP”) Units in the Operating Partnership which are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions.

•	Restricted shares granted in connection with long-term compensation awards. The LTIP Units and restricted shares are collectively referred to as “Share Awards”.

Securities Trading Policy

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and executive officers of the Company regarding transactions involving Company securities. Pursuant to this policy, the Company regularly imposes a trading moratorium on all trustees and all high level officers from time to time when they have knowledge of material non-public information. Among other things, this policy prohibits our trustees and executive officers from engaging in puts, calls or similar options on our common shares or in any derivative equity securities of the Company or selling our shares short. In addition, this policy prohibits trustees and executive officers from entering into hedging arrangements with respect to their holdings of the Company’s equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars or other transactions that sever the ultimate alignment with our shareholders’ interests).

GOVERNANCE OF THE COMPANY

Biographical Information and Qualifications of Trustees

Our Trustees bring to the Company’s Board a wealth of leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Trustee Nomination Procedures” below.

Set forth below are biographies of each of our trustees as of April 1, 2014, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.

SAMUEL ZELL, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman and Chief Executive Officer of Equity Group Investments, LLC, the private entrepreneurial investment firm he founded more than 40 years ago. He is also co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., including three publicly-held portfolio companies listed on the NYSE: Gafisa in Brazil; Xinyuan in China; and Homex in Mexico; and a fourth, BR Malls, Brazil’s largest retail property owner and operator, listed on the Bovespa exchange. He also serves as chairman of Anixter International, Inc., Covanta Holding Corporation and Equity LifeStyle Properties, Inc. Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time, and which delivered an annual total return to shareholders from its initial public offering in July 1997 through its sale of approximately 17%. Mr. Zell served as the chairman of the Tribune Company until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy.

Mr. Zell serves on the JPMorgan National Advisory Board, the President’s Advisory Board at the University of Michigan, the Visitor’s Committee at the University of Michigan Law School, and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He was appointed a DeRoy Visiting Professor in Honors at the College of Literature, Science and the Arts at the University of Michigan. Mr. Zell received a J.D. from the University of Michigan Law School.

Mr. Zell’s Skills and Expertise:

•	Over 40 years of experience as a chairman, director, and executive of companies in various industries around the world

•	Active manager of billions of dollars of global investments

•	Strong track record of stewarding companies towards the maximization of their potential

•	Recognized as a founder of the modern REIT industry, and a leading driver for increased transparency and disclosure by public companies

GOVERNANCE OF THE COMPANY

GERALD A. SPECTOR, our Vice Chairman since January 2008, was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009. Mr. Spector was Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector is a Certified Public Accountant.

Mr. Spector’s Skills and Expertise:

•	Demonstrated leadership skills at the corporate board and executive levels

•	Extensive management and financial experience acquired through 40 years of managing and operating real estate companies through various business cycles

•	Experienced in driving operational excellence and development of strategic changes in portfolio focus

•	Audit committee financial expert

CHARLES L. ATWOOD, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until retiring from Harrah’s in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood serves as a director of Gala Coral, a private United Kingdom gaming industry company and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry. Mr. Atwood received an M.B.A. in finance from Tulane University.

Mr. Atwood’s Skills and Expertise:

•	Exceptional expertise in dealing with complex accounting, financial, regulatory and risk assessment issues, gained as CFO of a large international corporation

•	Board and executive leadership experience in a wide range of complicated strategic transactions at multi-faceted companies

•	Audit committee financial expert, based on prior experience as a CFO

GOVERNANCE OF THE COMPANY

DAVID J. NEITHERCUT has served as Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C., an owner, manager and financier of real estate and corporations. Mr. Neithercut is a director of General Growth Properties, Inc., serves on the Executive Committee of the National Association of Real Estate Investment Trusts (NAREIT) and is a member of the National Multifamily Housing Council. Mr. Neithercut is also a member of the Urban Land Institute and serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Mr. Neithercut’s Skills and Expertise:

•	Uniquely qualified as the active Chief Executive Officer of the Company

•	Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning over the last 10 years

•	Wealth of expertise in dealing with complex management, financial and business issues

JOHN W. ALEXANDER has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies, since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time.

Mr. Alexander’s Skills and Expertise:

•	Extensive hands-on management experience at various large companies in the real estate industry with similar activities to those of the Company

•	Important insights gained from many years of board and leadership responsibilities

•	Great depth of knowledge of the Company’s business and strategy

LINDA WALKER BYNOE has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc., Northern Trust Corporation, Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. Ms. Bynoe received an M.B.A. from Harvard Business School.

Ms. Bynoe’s Skills and Expertise:

•	Extensive experience as a director of financial services and other complex companies, including REITs

•	Diverse consulting and investment experience in various industries

•	Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

GOVERNANCE OF THE COMPANY

MARY KAY HABEN served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as a director of Bob Evans Farms, Inc. and The Hershey Company. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Ms. Haben’s Skills and Expertise:

•	Substantial experience as a brand builder and consumer products business leader

•	Proven track record in exceeding consumer expectations through innovation and implementation of business strategies in various markets and media platforms

•	Valuable perspective to the Board as the Company continues to focus on ways to engage with current and future residents

BRADLEY A. KEYWELL is a co-founder and director of Groupon, Inc.; MediaBank LLC, a provider of integrated media procurement technology; and Echo Global Logistics, Inc., a public transportation management firm. He is also a managing partner of Lightbank, a venture fund, and Meadow Lake Management LLC, an investment and advisory firm. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell received a J.D. from the University of Michigan Law School.

Mr. Keywell’s Skills and Expertise:

•	Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments

•	Recognized leader in incorporating technological innovation to implement corporate strategy, operations and growth

•	Diverse leadership and management experience

JOHN E. NEAL is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance. He led Bank One Corporation’s real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase & Co. in July 2004. Prior to joining Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Mr. Neal’s Skills and Expertise:

•	Deep executive and management leadership experience in the real estate lending industry, during various and challenging business cycles

•	Audit committee financial expert, based on banking and financial background

•	Valuable insight into capital markets and trends

GOVERNANCE OF THE COMPANY

MARK S. SHAPIRO has served as an Executive Producer at Dick Clark Productions, an independent producer of television programming, since September 2012, and was its Chief Executive Officer from May 2010 to September 2012. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Six Flags, Inc. filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in June 2009 and emerged from Chapter 11 in May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand and garnered numerous Emmy and Peabody awards during his tenure. Mr. Shapiro also currently serves as a director of Live Nation, Inc., Frontier Communications Corporation, and Papa John’s International, Inc. Mr. Shapiro served as a director of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy.

Mr. Shapiro’s Skills and Expertise:

•	Business acumen as a CEO and board member of large and complex organizations

•	Provider of unique and critical insights and innovation in media, marketing and branding strategies

•	Insights into organizational transformation to deal with diverse economic and market-based challenges

B. JOSEPH WHITE is President Emeritus of the University of Illinois and The James F. Towey Professor of Business and Leadership in the College of Business at the University’s Urbana-Champaign campus. Mr. White served as President of the University of Illinois, a $4.5 billion enterprise with multiple locations and 25,000 employees, from February 2005 to December 2009, and in January 2010 was appointed President Emeritus. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and as Interim President of the University of Michigan in 2002. His executive experience has included serving as vice president for management development, personnel and public affairs of Cummins, Inc., a global manufacturing company. Mr. White is a director of Kelly Services, Inc. He previously served as a director of Kaydon Corporation and has served as a director of numerous non-profit boards. Mr. White received an M.B.A. from Harvard Business School and a doctorate in Business Administration from the University of Michigan.

Mr. White’s Skills and Expertise:

•	Specialist in academic studies of leadership and management, human resource management, organizational change and corporate governance

•	Extensive executive experience dealing with leadership and management challenges faced by large organizations

•	Commitment to robust observance of corporate governance responsibilities of boards in the public, private and non-profit domains

GOVERNANCE OF THE COMPANY

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Board also has an Executive Committee. The members of the key committees are shown below.

Trustee	Audit Committee (1)	Compensation Committee	Corporate Governance Committee
John W. Alexander	—	Chair	Member
Charles L. Atwood	Member	—	Member
Linda Walker Bynoe	Member	—	—
Mary Kay Haben	—	Member	Member
Bradley A. Keywell	—	Member	—
John E. Neal	Chair	—	—
Mark S. Shapiro	Member	—	Member
Gerald A. Spector	Member	—	—
B. Joseph White	—	Member	Chair
Number of Meetings in 2013	9	6	4

(1)	The Board has determined that Mr. Atwood, Ms. Bynoe, Mr. Neal and Mr. Spector qualify as an “audit committee financial expert” as defined by the SEC.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2013, no member of the Audit Committee served on more than two other public company audit committees.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and

GOVERNANCE OF THE COMPANY

equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee also contributes to the Board’s oversight of enterprise risk management.

Executive Committee

The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Charles L. Atwood and John E. Neal.

Meetings

During 2013, the Board held five meetings, with an average attendance of 96%. No trustee attended fewer than 75% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Nine trustees attended the 2013 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance.

Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of

GOVERNANCE OF THE COMPANY

the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. As a general matter, the Board does not believe it should retain a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the shareholders, the Board and the Company.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.

The Corporate Governance Committee Chair and all other members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer (on a non-voting basis), interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications and meets the independence standards required by the NYSE as set forth in the Company’s Guidelines on Governance, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the same procedure set forth in the Company’s Bylaws with respect to shareholder nominees.

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2015, the Corporate Secretary must receive the notice after the close of business on November 18, 2014, and prior to the close of business on December 18, 2014.

GOVERNANCE OF THE COMPANY

The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section. A copy of such section of the Bylaws may be obtained at no cost by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary.

Biographical Information of Executive Officers

Set forth below are biographies of each of our executive officers as of April 1, 2014.

Name	Position	Age
David J. Neithercut	Chief Executive Officer, President and Trustee	58
Alan W. George	Executive Vice President & Chief Investment Officer	56
Mark J. Parrell	Executive Vice President & Chief Financial Officer	47
John Powers	Executive Vice President – Human Resources	66
David S. Santee	Executive Vice President & Chief Operating Officer	55
Bruce C. Strohm	Executive Vice President, General Counsel & Corporate Secretary	59
Mark N. Tennison	Executive Vice President – Development	53

David J. Neithercut. See “Biographical Information and Qualifications of Trustees”.

Alan W. George has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/ Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of the National Multifamily Housing Council and is also a member of the Urban Land Institute and the National Association of Home Builders.

Mark J. Parrell has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and was First Vice President – Capital Markets of the Company from February 2003 to July 2005. He serves as a director of Aviv REIT, Inc. Mr. Parrell received a J.D. from Georgetown University Law Center.

John Powers has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David S. Santee has been Executive Vice President and Chief Operating Officer of the Company since April 2013. Mr. Santee served as the Company’s Executive Vice President – Operations from January 2007 to April 2013 and as Executive Vice President—Eastern Division from November 1996 to December 2006.

Bruce C. Strohm has been Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm was also Corporate Secretary of the Company from November 1995 to December 2006. Mr. Strohm received a J.D. from Northwestern University Law School.

COMMON SHARE OWNERSHIP

Mark N. Tennison has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 24, 2014, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 24, 2014, a total of 375,520,778 common share equivalents were outstanding (comprised of common shares, OP Units and LTIP Units).

	Common Share Equivalents (1)		Options Exercisable in 60 Days		Percent of Common Shares (1)	Percent of Common Share Equivalents (1)
David J. Neithercut	610,723	(2)	1,259,020	(2)	*	*
Alan W. George	218,980		374,768		*	*
David S. Santee	111,781		102,790		*	*
Mark J. Parrell	76,977		137,550		*	*
Bruce C. Strohm	129,262		190,748		*	*
Samuel Zell	10,641,552	(3)	1,715,822		3.36%	3.28%
John W. Alexander	122,060	(4)	39,845		*	*
Charles L. Atwood	44,743		39,845		*	*
Linda Walker Bynoe	13,288		19,734		*	*
Mary Kay Haben	6,804		10,035		*	*
Bradley A. Keywell	9,915		11,457		*	*
John E. Neal	28,561		28,996		*	*
Mark S. Shapiro	6,119		13,441		*	*
Gerald A. Spector	385,317	(5)	378,962	(5)	*	*
B. Joseph White	55,792		35,400		*	*
Trustees and Executive Officers as a Group	12,579,110		4,712,971		4.65%	4.55%

*	Less than 1%.
(1)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial ownership: Mr. Neithercut (69,196 common shares), Mr. Zell (1,365,786 common shares and 4,462,828 OP Units) and Mr. Spector (52,515 common shares). The total number of common shares and OP Units pledged as security for loans by our trustees as of March 24, 2014 is 1.48% of the Company’s total outstanding number of common share equivalents. None of the Company’s executive officers’ holdings are pledged.
(2)	Includes 2,874 common shares, and 1,210,887 options, beneficially owned by a family limited partnership, of which Mr. Neithercut is the general partner and, as such, may be deemed the beneficial owner.
(3)

Includes 33,410 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes the following shares over which Mr. Zell has no voting or dispositive power and disclaims beneficial ownership: (i) 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee, (ii) 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell, (iii) 3,738 common shares beneficially owned by trusts for

COMMON SHARE OWNERSHIP

the benefit of Mr. Zell and his family, and (iv) 154,480 common shares beneficially owned by a family foundation of which Mr. Zell is a director. Also includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership. Of the common shares and OP Units shown, 5,502,555 were pledged as security for various loans.
(4)	Of the common shares shown, 43,029 were pledged as security for a loan.
(5)	Includes 25,015 common shares and 88,250 options beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner. Also includes 27,500 common shares beneficially owned by a trust for the benefit of Mr. Spector’s family over which Mr. Spector has no voting or dispositive power and disclaims beneficial ownership.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2013.

Name and Address of Owner	Common Shares	Percent of Common Shares
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	41,078,387	11.4%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	30,796,655	8.5%
Cohen & Steers, Inc. (3) 280 Park Avenue, 10th Floor New York, NY 10017	26,963,147	7.5%
Morgan Stanley (4) 1585 Broadway New York, NY 10036	18,628,585	5.2%

(1)	The Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2014, states that as of December 31, 2013, it has sole power to vote 999,316 shares, shared power to vote 218,500 shares, sole power to dispose of 40,263,597 shares and shared power to dispose of 814,790 shares. The Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund on February 4, 2014, states that as of December 31, 2013, it has sole power to vote 23,143,717 shares. Vanguard confirmed that the 23,143,717 shares reported as beneficially owned by Vanguard Specialized Funds—Vanguard REIT Index Fund as of December 31, 2013 in its Schedule 13G/A are included in the 41,078,387 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.
(2)	The Schedule 13G/A filed by BlackRock, Inc. on January 29, 2014, states that as of December 31, 2013, it has sole power to vote 27,985,954 shares and sole power to dispose of 30,796,655 shares.
(3)	The Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2014, states that as of December 31, 2013, it has sole power to vote 14,538,312 shares and sole power to dispose of 26,963,147 shares. Such schedule shows that Cohen & Steers, Inc.’s wholly-owned subsidiary, Cohen & Steers Capital Management, Inc., an investment adviser, has sole power to vote 14,358,251 shares and sole power to dispose of 26,625,312 shares. Such schedule also shows that Cohen & Steers, Inc.’s and Cohen & Steers Capital Management, Inc.‘s wholly-owned subsidiary, Cohen & Steers UK Limited, an investment adviser, has sole power to vote 180,061 shares and sole power to dispose of 337,835 shares.
(4)	The Schedule 13G/A filed by Morgan Stanley on February 11, 2014, states that as of December 31, 2013, its wholly-owned subsidiary, Morgan Stanley Investment Management Inc., an investment adviser, has sole power to vote 15,684,126 shares, shared power to vote 1,439,111 shares, and sole power to dispose of 18,628,585 shares.

COMPENSATION DISCUSSION

AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The goal of the Company’s executive compensation program is to attract, retain and reward executives who create long-term value for its shareholders. The compensation program rewards financial and operating performance and leadership excellence. It also aligns the executives’ long-term interests with those of the Company’s shareholders and motivates executives to remain at the Company for years.

Shareholder Say on Pay

The Company each year provides its shareholders with the opportunity to vote on its executive compensation (a “say-on-pay proposal”). At the Company’s 2013 Annual Meeting of Shareholders, shareholders overwhelmingly approved its executive compensation, with 92% of votes cast in favor of the say-on-pay resolution. As a result, the Compensation Committee continued to apply the same effective approach and philosophy it has used in previous years in determining executive compensation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Overview of 2013 Company Performance

2013 was an extraordinary year for Equity Residential:

•	The Company completed a ten-year strategic goal to transform its portfolio of assets by closing the $9 billion Archstone acquisition and seamlessly integrating over 20,000 high-quality, well-located apartment units across core markets.

•	The Company met its pricing expectations in the sale of more than $4 billion of non-core assets and completed the exit from several low-barrier-to-entry, non-core markets across the country. These sales produced an economic gain of over $900 million and an unlevered internal rate of return of 10%.

•	The Company delivered its third consecutive year of above-trend operating results by producing 4.5% revenue growth from its same store portfolio of more than 80,000 apartment units.

•	The Company celebrated its 20th anniversary as a public company, and over those twenty years delivered an annual total return to its shareholders of 13%.

The $9 billion Archstone transaction was a milestone event for the Company and the most significant acquisition in its history. This transaction spanned two years, closed in February 2013 and allowed the Company to significantly accelerate the achievement of its long term strategic goal, creating long-term benefits for the Company. The Archstone transaction demonstrated the Company’s competitive advantages in access to capital, ability to execute large, complex transactions and ability to efficiently integrate hundreds of new employees and thousands of apartment units and projects in various stages of completion and lease-up. In addition, the Company’s management created a scenario in which the Company received $150 million in fees from Lehman Brothers Holdings Inc., the owner of Archstone.

COMPENSATION DISCUSSION

AND ANALYSIS

Significantly, the Company also successfully identified and took the necessary steps to mitigate the following potentially significant risks associated with the Archstone transaction.

ARCHSTONE TRANSACTION RISK	SUCCESSFUL RISK MITIGATION

Risk of closing a significant amount of asset sales to fund the transaction.	• Sold $4.4 billion of non-core assets in the first nine months of 2013 at 99.6% of targeted sale price.

Risk of raising equity to fund the transaction.

•     Raised $1.2 billion of equity at $54.75/share, a 0.5% premium to the pre-deal announcement closing price.

•     Issued $1.9 billion of equity to the seller at the closing of the transaction at $55.99 per share.

Risk of raising debt to fund the transaction, possibly resulting in elevated short term financing debt.

•     Accelerated disposition of assets provided sufficient funding to avoid draw on expensive bridge loan.

•     Assumed approximately $3 billion of mortgage debt at closing.

•     Issued $500 million of ten year 3% fixed rate public debt.

•     Entered into larger $2.5 billion line of credit and $750 million delayed draw term loan facility, both with more attractive pricing and terms than the extinguished debt or bridge loan.

Risk of higher level of short-term debt maturities and encumbered asset pool from Archstone.

•     Obtained a new ten-year $800 million secured loan from large life insurance company.

•     Net reduction of approximately $1.0 billion in secured debt from the third to fourth quarter of 2013.

•     Increased the weighted average maturities of the debt portfolio from 5.8 years to 6.3 years within nine months of the transaction closing.

•     All credit ratings affirmed.

Integration risk of new assets and personnel.	• Seamless integration of all assets, people and systems with no material operational disruptions. • Strong retention and engagement of former Archstone employees.

Risk of not meeting our financial underwriting assumptions of the transaction.	• Financial results in line with estimated assumptions. • Outperformed budgeted transaction costs.

Risk of operational underperformance on legacy portfolio due to extraordinary focus on transaction-related matters.	• Delivered 4.5% same store revenue growth at the midpoint of initial 2013 guidance. • Reported Normalized FFO of $2.85 also at the midpoint of initial 2013 guidance.

COMPENSATION DISCUSSION

AND ANALYSIS

Elements of Total Compensation

The Company’s executive compensation program consists of the following three elements:

•	Annual salary;

•	Short-term incentives in the form of a discretionary, performance-based annual cash bonus; and

•	Discretionary, performance-based annual long-term incentives, which consist of Share Awards and Option Awards (as described in “Long-Term Incentive Compensation” below).

Other compensation (including change in control and post-employment payments) are discussed in the Compensation Tables.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies engaged in the real estate industry and with other businesses of comparable size and scope with which the Company competes for executive talent. The Compensation Committee reviews base salaries for the executive officers annually and makes adjustments to reflect market conditions and changes in responsibilities.

Cash Bonus

The second element of direct compensation is an annual discretionary, performance-based cash bonus which rewards achievement of goals and objectives and offers opportunities for superior pay for superior performance. A cash bonus target amount is established for each executive officer.

Target cash bonus is set at a level that rewards each executive officer’s performance appropriately and makes both the executive’s cash compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group, as defined under “Benchmarking” on page 29. For 2013, the target cash bonus for Mr. Neithercut was set by the Compensation Committee as 175% of annual salary, and the target cash bonus for the other named executives was set by Mr. Neithercut in consultation with the Compensation Committee, as 100% of annual salary.

Long-Term Incentive Compensation

The third element of direct compensation is a discretionary, performance-based long-term incentive compensation grant consisting of Share Awards and Option Awards (as described below). The Company believes that equity ownership by our executive officers is the best and most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards (64% for Mr. Neithercut and 50% for the other named executive officers). Time-based vesting provisions encourage retention of executives while preserving the competitiveness of the Company’s executive compensation program.

COMPENSATION DISCUSSION

AND ANALYSIS

Target long-term compensation is set at a level to reward each executive’s performance appropriately and make the executive’s compensation opportunity competitive with members of the Company’s identified peer group. For 2013, the Compensation Committee set target long-term incentive compensation for Mr. Neithercut as 175% of target cash compensation (annual salary plus target cash bonus), and Mr. Neithercut, in consultation with the Compensation Committee, set targets for the other named executive officers as 100% of target cash compensation.

For 2013, each executive officer was given an opportunity to elect to have either 50% or 25% of long-term compensation issued as Option Awards, with the remainder issued as Share Awards. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives. The number of Share Awards is determined by dividing the dollar value of the award by the closing price of the common shares on the grant date. To encourage retention of key executives, Share Awards do not vest until completion of three years of continuous employment from the grant date, at which time they vest in full. Dividends are paid on Share Awards at the same rate as on unrestricted common shares/OP Units.

The Company has a detailed procedure for establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Company’s Chief Financial Officer and/or Chief Accounting Officer provide the Compensation Committee with management’s recommendation for the valuation methodology of each option to be used in the Option Award. The Company uses the same valuation methodology for the value of each option as it uses to determine the accounting expense for Option Awards in accordance with the applicable accounting guidance and used a consistent methodology in its inputs to the Black Scholes model over the past several years. The Board, after reviewing the Compensation Committee’s recommendation, then approves the grant date (which must be on or after the approval date and typically follows the Company’s release of its fourth quarter earnings), the option valuation methodology, the allocation between Share Awards and Option Awards and the dollar amount of Share Awards and Option Awards for all employees.

2013 Pay Mix

The pay mix for the named executive officers is displayed below.

COMPENSATION DISCUSSION

AND ANALYSIS

Assessment of Company and Individual Performance

Compensation Process. The assessment of each named executive officer’s performance for compensation took into account the performance of the executive in connection with the closing and integration of the Archstone transaction and also measured success on the following three categories of performance goals:

•	Corporate metrics;

•	Business unit goals; and

•	Individual goals.

For 2013, the following relative weightings of performance goals were approved by the Compensation Committee:

Evaluation of 2013 Company Performance

The primary factors considered by the Compensation Committee and the Board in determining 2013 compensation for the named executive officers were as follows:

2013 Corporate Metrics

•	Total Shareholder Return. The Company’s stated goal was to achieve long-term Total Shareholder Return that would place it at or near the top of an agreed upon peer group of five other large public multi-family REITs with diversified apartment portfolios located in many of the Company’s core markets. The peer group for this metric consisted of Apartment Investment & Management Company, AvalonBay Communities, Inc., BRE Properties, Inc., Camden Property Trust and UDR, Inc.

While Total Shareholder Return is measured in annual increments, the Company’s primary focus is on strategic direction and operating results over the long term. Since its IPO in 1993, the Company has delivered an annual total shareholder return of 13%. The Company’s annualized 10-year Total Shareholder Return of 10.4% placed it No. 2 among the peer group. The 5-year and 3-year Total Shareholder Return placed the Company No. 5 among the peer group and No. 4 for 2013 with a return of -5.3%, which did not meet the

COMPENSATION DISCUSSION

AND ANALYSIS

Company’s goal. While the Company’s strong financial results were disconnected from its market performance in 2013, the Company believes the completion of its 10 year strategic plan to transform its portfolio of assets and its strong financial results should result in the creation of long term shareholder value.

•	Normalized Funds from Operations (“FFO”) and Dividend Growth. The Company’s FFO goal was to achieve strong and sustainable growth from year to year while delivering results in line with guidance provided to investors. The Company met this goal. For 2013, Normalized FFO was $2.85 per share (in the middle of the Company’s original guidance for 2013) as compared to $2.76 per share for 2012, an increase of 3.3% over 2012. The Company’s goal with respect to annual dividends was to achieve consistent growth over the long term. The Company met this goal by paying a dividend of $1.85 per share, a 3.9% increase over the 2012 dividend of $1.78 per share.

•	Net Asset Value (NAV) Growth. The Company’s NAV goal was to increase its net asset value per share on an annual basis. Management’s decision-making process with respect to where to invest and sell; how to invest (build or buy); how to source the equity funding (issuance of Company shares or disposition of assets) to grow the business; and in what product type to invest is crucial in this process. The Company delivered strongly on this goal in 2013, based on both third party public calculations and its own confidential NAV calculations. This is due to NAV increasing more in core markets than in the non-core markets where over $4 billion of assets were sold. This outperformance resulted from the Company’s strategic allocation of capital, particularly the $9 billion of assets purchased in the Archstone transaction.

•	Balance Sheet and Liquidity Management. The Company’s goal was to maintain a conservative balance sheet as well as substantial liquidity to protect the long-term financial health of the Company and to appropriately manage financial risk. The Company met this goal in 2013, as more fully described in “Overview of 2013 Company Performance” on page 18.

•	General and Administrative Costs (“G&A”). The Company’s 2013 goal was to manage overhead appropriately, particularly as its portfolio changed. The Company met this goal. In 2013, G&A costs were higher than our historical run rate because of certain nonrecurring costs, including employee severance costs related to the Archstone acquisition. In the future, the Company expects G&A costs to return to more normal levels.

•	Leadership. The Company’s leadership goals were (1) to achieve employee engagement of 80%, as measured by an annual employee engagement survey, and (2) to continue an enterprise-wide focus on retaining employees. The first goal was achieved with a score of 81% on the 2013 employee engagement survey. The second goal was achieved with the Company’s 2013 employee retention rate of 76% (compared to 79% in 2012) despite a year of tremendous change, with more than 700 former Archstone employees hired and integrated into the workforce.

2013 Business Unit Goals

•

Same Store Revenue and Expense Results. The Company’s revenue goal was to deliver market leading same store results in the submarkets in which it operates, and the Company met this goal. Same Store Revenue showed strong growth in 2013, achieving the goal with

COMPENSATION DISCUSSION

AND ANALYSIS

an increase of 4.5% over 2012. The Company compares its performance at the submarket, neighborhood and asset level and also considers relative performance over a several year period. Based on this analysis, the Company’s same store revenue growth exceeded that of its competitors a majority of the time. The Company’s 2013 Same Store Expense goal was to deliver controllable expense growth within budget and the Company achieved above target on that goal, with expenses growing by only 3.4%. Same Store Revenue and Expense performance resulted in net operating income (NOI) growth of 5.0% over 2012, consistent with our original guidance.

•	Capital Allocation. The Company’s goal was to manage risk while maximizing returns on invested capital and the Company met this goal. As discussed in the “NAV Growth” section on page 23, the Company believes its asset values have increased in 2013 due to its strategic decision to invest in strategically targeted coastal, high barrier growth markets and reduce its exposure to non-core markets.

•	Property Management Costs/Overhead. The Company’s goal was to manage property management costs and overhead, both in absolute terms and on a cost per apartment unit basis as the portfolio changed, and the Company met this goal. Property management costs increased 4.6% in 2013. As with G&A costs, Property Management costs and overhead for 2013 were impacted by Archstone-related and other one-time items. Long term, the increased efficiency of the Company’s operating platform, which is now centered in a few large metropolitan areas instead of scattered throughout the country, has allowed the Company to drive property management costs down over time. The compound annual growth rate of property management costs and overhead for the Company from 2006 to 2013 is approximately -1.5%.

•	New Store Performance. The goal for New Store assets was to outperform competitors in comparable markets. This goal was met by the Company. The Company’s New Store portfolio of 24,495 apartment units in 2013 was comprised primarily of newly acquired Archstone assets as well as other acquisitions and development properties in lease up. Performance was measured by the Company’s results relative to the market place using a combination of publicly available industry research and the Company’s analysis of internal data by market and submarket.

•	Department Objectives. Each of the Company’s executive officers had additional objectives specific to their areas of responsibility which were approved by Mr. Neithercut and the Compensation Committee. Each executive officer met his respective department objective.

2013 Individual Goals

Each of the Company’s executive officers was assigned an individual goal for 2013; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut. Individual goals were in addition to corporate and business unit goals and were assessed subjectively as they were developmental in nature. The individual goals were intended to move the Company and/or the executive’s business unit forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking, or address developmental needs of individuals or groups within the organization. Each executive officer met his respective individual goal in 2013.

COMPENSATION DISCUSSION

AND ANALYSIS

Compensation for the Chief Executive Officer in 2013

As Chief Executive Officer and President, Mr. Neithercut was responsible for achievement of Corporate, Business Unit, and Individual Goals and was ultimately responsible for the results detailed in “Evaluation of 2013 Company Performance”. Under Mr. Neithercut’s stewardship, the Company significantly and positively transformed its asset portfolio and long term market position with the Archstone acquisition.

The acquired assets and associates were successfully integrated into the existing operation, without any material business disruption. Potential risks were identified and actions taken to mitigate the risks, with no material adverse consequences. Further, despite the inevitable change and uncertainty that an acquisition of this size creates, employee engagement and retention remained at high levels. In addition, Net Asset Value was improved with the addition of high quality acquired assets in core coastal markets and dispositions of lower quality assets in non-core markets. On the base business side, expenses (exclusive of one time acquisition related costs) continued to be controlled well. Key metrics on Same Store Revenue and Normalized FFO were delivered consistent with guidance provided to investors. While Total Shareholder Return is measured in annual increments, the Company’s primary focus is on strategic direction and operating results over the long term. While the 2013 shareholder return results did not meet the Company’s goal, the Company believes the completion of its 10 year strategic plan to transform its portfolio of assets and its strong financial results should result in the creation of long term shareholder value.

To determine the amounts of Mr. Neithercut’s cash bonus and long-term compensation award, the Compensation Committee made its own assessment (in consultation with the other independent members of the Board) of performance on the corporate metrics, the business unit goals and individual goals for the year. On the base business, Mr. Neithercut’s performance against goals on a weighted basis was assessed as slightly below target (with the primary factors detailed in the “Assessment of Company and Individual Performance” section on page 22). Specifically, Mr. Neithercut received a cash bonus of $1,543,500 (98% of target) and a long-term compensation award of $4,244,625 (98% of target). Mr. Neithercut did not receive a salary increase for 2014.

Separately, the Compensation Committee approved special, supplemental awards related to the complex, two year transaction process to acquire Archstone. These supplemental awards were granted to Mr. Neithercut, to the other named executive officers, as well as to approximately 375 other employees throughout the Company who made significant contributions to the successful Archstone acquisition and integration. This is the first time the Company and the Compensation Committee granted supplemental awards of this nature, reflecting the significance of the Archstone transaction.

Specifically, Mr. Neithercut was awarded the following two supplemental long-term compensation grants relating to his work on the Archstone transaction:

•	A Share Award of $2,000,000 in March 2013 for his exceptional leadership in negotiating the terms of the Archstone acquisition and the identification and successful mitigation of major risks related to the transaction, including the successful execution of substantial debt and equity raises and asset dispositions. Mr. Neithercut was also recognized for his pivotal role in negotiations with Lehman Brothers Holdings Inc. that resulted in a $150 million fee paid to the Company in 2012.

COMPENSATION DISCUSSION

AND ANALYSIS

•	A Share Award of $1,000,000 in February 2014 for his significant role in overseeing the successful integration of the Archstone assets and personnel into the Company, and completing the capital markets efforts and asset dispositions necessary to successfully fund the transaction without adverse impact to Company investment grade credit ratings.

Compensation for the Other Named Executives in 2013

To determine the amounts of cash bonus and long-term compensation award for named executive officers other than the CEO, Mr. Neithercut assessed performance on the corporate metrics shared by all executive officers, the executives’ performance on their shared and unique business unit goals, and the executives’ performance on their unique individual goals for the year.

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George oversees the areas of acquisitions and dispositions, portfolio management and construction services. In his leadership role on the Company’s Investment Committee, which makes decisions about capital allocation, Mr. George is directly involved in capital decisions. The amount of Mr. George’s bonus and long-term compensation for 2013 was determined by the performance assessment made by Mr. Neithercut in consultation with the Compensation Committee, the weighting assigned to each category of performance goals, and his target compensation. Specifically, for 2013, Mr. George’s performance was assessed on the shared corporate financial and leadership metrics, Same Store revenue growth, control of Same Store expense growth, Property Management Costs/Overhead, New Store Performance and Capital Allocation, as well as his individual goal for the year. Mr. George achieved or exceeded target levels for each of his goals, with the exception of Total Shareholder Return which was discussed previously. In light of the assessment of Mr. George’s performance during 2013, Mr. George received a cash bonus of $606,000 (101% of target) and a long-term compensation award of $1,212,000 (101% of target). Mr. George did not receive a salary increase for 2014.

In addition to this normal annual incentive compensation for 2013 performance, Mr. George was also awarded the following two supplemental long-term compensation grants relating to his work on the Archstone transaction:

•	A Share Award of $1,000,000 in March 2013 for his significant efforts in selling over $4 billion of the Company’s non-core assets at favorable prices, thus mitigating a major risk of funding the transaction; managing the property valuation underwriting and capital expenditure due diligence process; and providing asset management oversight to the integration of the new assets.

•	A Share Award of $500,000 in February 2014 for his leadership role in the successful integration of the Archstone assets into the Company’s portfolio; oversight of portfolio management and construction services for the approximately 75 new Archstone properties; and for his continuing asset sales efforts which resulted in the sale of $4.4 billion of non-core assets in the first nine months of 2013 at 99.6% of the sales price targeted in November 2012 before the Archstone acquisition contract was signed.

David S. Santee. As Executive Vice President and Chief Operating Officer, Mr. Santee oversees the areas of property operations (including facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), information

COMPENSATION DISCUSSION

AND ANALYSIS

technology, marketing and branding, sales and revenue strategy and the central business group. He also serves on the Company’s Investment Committee, which makes decisions about capital allocation. The amount of Mr. Santee’s bonus and long-term compensation for 2013 was determined by the performance assessment made by Mr. Neithercut in consultation with the Compensation Committee, the weighting assigned to each category of performance goals, and his target compensation. Specifically, for 2013, Mr. Santee’s performance was assessed on the shared corporate financial and leadership metrics, Same Store revenue growth, control of Same Store expenses, Property Management Costs and New Store Performance, as well as his individual goal for the year. Mr. Santee achieved or exceeded target levels for each of his goals, with the exception of Total Shareholder Return, and exceeded target levels in the aggregate. In light of the assessment of Mr. Santee’s performance during 2013, Mr. Santee received a cash bonus of $654,000 (109% of target) and a long-term compensation award of $1,308,000 (109% of target). Mr. Santee did not receive a salary increase for 2014.

In addition to this normal annual incentive compensation for 2013 performance, Mr. Santee was also awarded the following two supplemental long-term compensation grants relating to his work on the Archstone transaction:

•	A Share Award of $500,000 in March 2013 for his strong efforts in managing the property management related due diligence, overseeing the integration of over 700 new employees into the Company’s property operations division; and supervising the seamless integration of Archstone’s information technology, rent collection and residential portal systems with those of the Company.

•	A Share Award of $1,000,000 in February 2014 for his leadership role in the successful integration of the Archstone assets; management of property management costs and overhead; strong retention and engagement results for the more than 700 former Archstone employees that joined the Company; and producing property related financial results in line with the original deal assumptions.

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell oversees the areas of accounting, budgeting, financial planning, investor relations, tax and treasury, and internal audit (for which he has administrative responsibility). He also serves on the Company’s Investment Committee, which makes decisions about capital allocation. The amount of Mr. Parrell’s bonus and long-term compensation for 2013 was determined by the performance assessment made by Mr. Neithercut in consultation with the Compensation Committee, the weighting assigned to each category of performance goals, and his target compensation. Specifically, for 2013, Mr. Parrell’s performance was assessed on the shared corporate financial and leadership metrics, Property Management Costs, Capital Execution, his business unit’s goals and objectives and his individual goal for the year. Mr. Parrell achieved or exceeded target levels for each of his goals, with the exception of Total Shareholder Return, and was slightly below target levels in the aggregate. In light of the assessment of Mr. Parrell’s performance during 2013, Mr. Parrell received a cash bonus of $487,500 (97.5% of target) and a long-term compensation award of $975,000 (97.5% of target). Mr. Parrell was awarded a salary increase from $500,000 to $600,000 for 2014, to better align his salary and total compensation with competitive market practice.

In addition to this normal annual incentive compensation for 2013 performance, Mr. Parrell was also awarded the following two supplemental long-term compensation grants relating to his work on the Archstone transaction:

COMPENSATION DISCUSSION

AND ANALYSIS

•	A Share Award of $1,000,000 in March 2013 for successfully negotiating the terms of the Archstone acquisition; managing the sophisticated income tax planning and financing of this complex acquisition, including the issuance of $3.1 billion in public equity, the assumption of approximately $3.1 billion in Archstone-related debt and the origination of new debt of approximately $3.25 billion, all on favorable terms to the Company; and ensuring the timely and accurate financial and tax reporting of the Archstone transaction. This award also acknowledged Mr. Parrell’s significant role in the negotiations resulting in the $150 million Archstone-related fee mentioned above.

•	A Share Award of $500,000 in February 2014 for his strong performance relating to the refinancing of material Archstone-related debt in late 2013 on favorable terms.

Bruce C. Strohm. As Executive Vice President, General Counsel and Corporate Secretary, Mr. Strohm manages the legal department which provided legal support for all capital market activities, asset acquisitions and dispositions and property operations; oversees all Company litigation; supervises all insurance placements; and provides valuable advice to the Board and its committees on areas of corporate governance and other related matters. The amount of Mr. Strohm’s bonus and long-term compensation for 2013 was determined by the performance assessment made by Mr. Neithercut in consultation with the Compensation Committee, the weighting assigned to each category of performance goals, and his target compensation. Specifically, for 2013, Mr. Strohm’s performance was assessed on the shared corporate financial and leadership metrics, Management Costs, his Business Unit’s goals and objectives, and his individual goal for the year. Mr. Strohm achieved or exceeded target levels for each of his goals, with the exception of Total Shareholder Return, and was slightly below target levels in the aggregate. In light of the assessment of Mr. Strohm’s performance during 2013, Mr. Strohm received a cash bonus of $487,500 (97.5% of target) and a long-term compensation award of $975,000 (97.5% of target). Mr. Strohm did not receive a salary increase for 2014.

In addition to this normal annual incentive compensation for 2013 performance, Mr. Strohm was also awarded the following two supplemental long-term compensation grants relating to his work on the Archstone transaction:

•	a Share Award of $750,000 in March 2013 for his work in successfully negotiating the terms of the Archstone acquisition; managing the legal process of due diligence, contract negotiations, documentation and closing the transaction; providing legal support for the issuance of $3.1 billion of public equity and all financing originations and assumptions and asset dispositions; and his significant role in the negotiations resulting in the $150 million Archstone-related fee mentioned above.

•	a Share Award of $250,000 in February 2014 for his strong performance relating to the successful integration of the Archstone assets into the Company’s portfolio and oversight of all Archstone-related insurance and litigation matters.

2013 Compensation

In order to provide shareholders with a more complete picture of our Named Executive Officers’ compensation, the table below provides additional compensation information not

COMPENSATION DISCUSSION

AND ANALYSIS

required by the SEC. The following table shows each Named Executive Officer’s total compensation for services performed in 2013. In accordance with the SEC rules, the Summary Compensation Table discloses the grant date value of equity awards granted in the listed years, even though such awards were for service in prior years. In contrast, this table shows the grant date value of such awards for the services performed in 2013.

Name	Salary	Cash Bonus	Grant Date Value of Base LTC Awards	Subtotal Base Compensation	Grant Date Value of Archstone Supplemental LTC Awards	Total All Compensation
Mr. Neithercut	$900,000	$1,543,500	$4,244,625	$6,688,125	$3,000,000	$9,688,125
Mr. George	600,000	606,000	1,212,000	2,418,000	1,500,000	3,918,000
Mr. Santee	600,000	654,000	1,308,000	2,562,000	1,500,000	4,062,000
Mr. Parrell	500,000	487,500	975,000	1,962,500	1,500,000	3,462,500
Mr. Strohm	500,000	487,500	975,000	1,962,500	1,000,000	2,962,500

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an outside consultant, FPL Associates L.P. (“FPL”), to provide a competitive compensation benchmarking analysis. This analysis utilized data from a peer group of public real estate companies across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, health care and diversified). The Compensation Committee and the Company used this information as context for decisions about compensation practices and about pay levels for individual executive officers. To maintain the independence of the firm’s advice, FPL does not provide any services for the Company other than those described above. In addition, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest was identified.

In 2013, the peer group consisted of 15 other public REITs that were of the largest size (by total capitalization) within the public real estate industry, with a minimum level of total capitalization of $10.0 billion. As calculated by FPL, the Company’s total capitalization, as of December 31, 2012 ranked it 7th largest among this peer group and the Company’s Three-Year Total Shareholder Return for the years 2010-2012 ranked it 3rd. The other public REITs included in this peer group consisted of:

AvalonBay Communities, Inc.	Health Care REIT, Inc.	Public Storage
Boston Properties, Inc.	Host Hotels & Resorts, Inc.	Simon Property Group, Inc.
Brookfield Properties Corporation	Kimco Realty Corporation	SL Green Realty Corp.
General Growth Properties, Inc.	Macerich Company	Ventas, Inc.
HCP, Inc.	ProLogis	Vornado Realty Trust

FPL compared the individual components and total compensation of the Company’s top executives to the compensation of executives in comparable positions within the peer group. The tables provided to the Company’s Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the Company’s listed executive’s compensation as a percentage of the variance from the market median and 75th percentile. Finally, FPL examined the level of compensation provided to the Company’s top five highest paid executive officers on a single year basis as it related to total capitalization and market capitalization (at December 31, 2012), and over the past three years (2010-2012) as it related to “total shareholder return,” as defined by FPL, created over such period for both the Company and its peer group.

COMPENSATION DISCUSSION

AND ANALYSIS

The FPL comparisons of Total Capitalization, Total Shareholder Return, and compensation for executive officers found the Company to be near the median of its peers in size, ahead of its peers in performance and in line with its peers’ median in total annual compensation. Based upon FPL’s analyses and the overall performance assessment process described above, the Compensation Committee believes the total compensation of the named executive officers is fair and reasonable.

Compensation Clawback Policy

Under Section 304 of the Sarbanes-Oxley Act, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (2) any profits realized from the sale of its securities during those 12 months.

Tax Deductibility of Compensation

If applicable, Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), would limit the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above. Based on such review and discussion, we recommended to the Board that the analysis be included in this Proxy Statement.

Compensation Committee:

John W. Alexander, Chair

Mary Kay Haben

Bradley A. Keywell

B. Joseph White

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our named executive officers during the years shown.

SUMMARY COMPENSATION TABLE

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
David J. Neithercut (4) Chief Executive Officer & President
2013 2012 2011	$900,000 800,000 625,000	$5,422,232 2,009,157 4,681,602	$1,140,744 2,009,197 4,681,683	$1,543,500 1,544,400 1,309,687	$10,049 9,865 9,474	$9,016,525 6,372,619 11,307,446
Alan W. George Executive Vice President & Chief Investment Officer
2013 2012 2011	600,000 600,000 425,000	1,967,427 613,586 527,808	322,533 613,599 527,884	606,000 645,000 589,050	15,561 15,794 9,472	3,511,521 2,487,979 2,079,214
David S. Santee Executive Vice President & Chief Operating Officer
2013 2012 2011	600,000 500,000 375,000	1,362,437 517,668 419,958	287,513 517,703 420,040	654,000 575,000 517,687	7,650 13,734 7,350	2,911,600 2,124,105 1,740,035
Mark J. Parrell Executive Vice President & Chief Financial Officer
2013 2012 2011	500,000 500,000 375,000	1,779,943 482,964 409,485	260,021 483,031 409,515	487,500 520,000 462,000	12,450 7,500 13,441	3,039,914 1,993,495 1,669,441
Bruce C. Strohm (5) Executive Vice President & General Counsel
2013	500,000	1,451,957	234,030	487,500	10,056	2,683,543

(1)	The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted during the listed years for services performed in the prior year. Accordingly, the amounts listed for 2013, 2012, and 2011 are for services performed in 2012, 2011 and 2010, respectively. As explained in more detail in the Compensation Discussion and Analysis, the amounts listed for 2013 include both the February 2013 normal grant of Share Awards and Option Awards and the March 2013 Archstone supplemental grant of Share Awards. For Mr. Neithercut, the dollar value of the amounts listed for 2011 also includes a retention award granted to him in 2011, the terms and vesting for which are described in footnote 4 below. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2013, 2012 and 2011.
(2)	Represents discretionary cash bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2013, 2012, and 2011 consist of cash bonuses paid in February 2014, 2013 and 2012, respectively.
(3)	Represents other benefits provided to the named executive officers, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

EXECUTIVE COMPENSATION

(4)	In addition to Mr. Neithercut’s 2011 annual long-term compensation grant for services performed in 2010, the dollar value of the Share Awards and Option Awards listed for the year 2011 includes a long-term compensation grant and retention award to Mr. Neithercut valued at $6,500,000, which was comprised of 50% Share Awards and 50% Option Awards. This award vests in full on February 1, 2016, provided Mr. Neithercut does not voluntarily leave the Company or is terminated by the Company for cause, prior to that date, or earlier upon his death, disability, or a change in control of the Company. In addition, in the event of the termination by the Company of Mr. Neithercut’s employment, other than for cause and the aforementioned events, the award would vest pro-rata.
(5)	Mr. Strohm was not one of the Company’s highest compensated executives during 2012 and 2011.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of Share Awards and Share Options granted the named executive officers in the calendar year 2013.

Name	Grant Date (1) (2)	Number of Share Awards Granted	Number of Share Options Granted	Exercise Price Per Share Option	Closing Price on Grant Date	Grant Date Fair Value of Awards (1) (2)
D. Neithercut	2/7/2013	62,427	144,398	$54.82	$54.82	$4,562,992
	3/14/2013	35,467	—	—	56.39	1,999,984
A. George	2/7/2013	17,648	40,827	54.82	54.82	1,289,996
	3/14/2013	17,733	—	—	56.39	999,964
D. Santee	2/7/2013	15,733	36,394	54.82	54.82	1,149,996
	3/14/2013	8,866	—	—	56.39	499,954
M. Parrell	2/7/2013	14,228	32,914	54.82	54.82	1,040,000
	3/14/2013	17,733	—	—	56.39	999,964
B. Strohm	2/7/2013	12,805	29,624	54.82	54.82	936,000
	3/14/2013	13,300	—	—	56.39	749,987

(1)	The February 7, 2013 grant of Share Awards and Share Options for services performed in 2012 was approved by the Board on January 29, 2013. The dollar value of the Share Awards, which vest in full on the third anniversary of the grant date, was calculated based on the closing price of the common shares on the grant date of $54.82. The Share Options were granted at an exercise price equal to the closing price of the common shares on the grant date and vest in equal installments over three years. See footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2013 for a discussion of the assumptions used in calculating grant date fair value.
(2)	The March 14, 2013 grant of Share Awards for services relating to the Archstone acquisition was approved by the Board on January 29, 2013. The dollar value of the Share Awards, which vest in full on the third anniversary of the grant date, was calculated based on the closing price of the common shares on the grant date of $56.39.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards				Share Awards
Name	Number of Unexercised Option Awards		Option Award Exercise Price	Option Award Expiration Date (1)	Number of Unvested Share Awards	Market Value of Unvested Share Awards (2)
	Exercisable	Unexcercisable
D. Neithercut	125,003	—	$42.80	02/03/2016	—	—
	90,859	—	53.50	02/08/2017	—	—
	125,309	—	38.57	02/07/2018	—	—
	340,238	—	23.07	02/06/2019	—	—
	201,382	—	32.97	02/05/2020	—	—
	114,167	57,083	53.71	02/07/2021	26,655	$1,382,595
	—	435,078	53.13	09/23/2021	61,170	3,172,888
	78,423	156,846	60.25	02/03/2022	33,347	1,729,709
	—	144,398	54.82	02/07/2023	62,427	3,238,088
	—	—	56.39	03/14/2023	35,467	1,839,673

Total:	1,075,381	793,405			219,066	$11,362,953

A. George	59,742	—	$38.57	02/07/2018	—	—
	116,785	—	23.07	02/06/2019	—	—
	73,588	—	32.97	02/05/2020	—	—
	42,096	21,048	53.71	02/07/2021	9,827	$509,726
	23,950	47,900	60.25	02/03/2022	10,184	528,244
	—	40,827	54.82	02/07/2023	17,648	915,402
	—	—	56.39	03/14/2023	17,733	919,811

Total:	316,161	109,775			55,392	$2,873,183

D. Santee	33,496	16,748	$53.71	02/07/2021	7,819	$405,572
	20,207	40,414	60.25	02/03/2022	8,592	445,667
	—	36,394	54.82	02/07/2023	15,733	816,071
	—	—	56.39	03/14/2023	8,866	459,879

Total:	53,703	93,556			41,010	$2,127,189

M. Parrell	4,569	—	$53.50	02/08/2017	—	—
	32,805	—	23.07	02/06/2019	—	—
	18,512	—	32.97	02/05/2020	—	—
	32,657	16,328	53.71	02/07/2021	7,624	$395,457
	18,854	37,707	60.25	02/03/2022	8,016	415,790
	—	32,914	54.82	02/07/2023	14,228	738,006
	—	—	56.39	03/14/2023	17,733	919,811

Total:	107,397	86,949			47,601	$2,469,064

B. Strohm	10,000	—	$42.80	02/03/2016	—	—
	38,298	—	38.57	02/07/2018	—	—
	57,767	—	32.97	02/05/2020	—	—
	31,277	15,638	53.71	02/07/2021	7,301	$378,703
	16,447	32,892	60.25	02/03/2022	6,992	362,675
	—	29,624	54.82	02/07/2023	12,805	664,195
	—	—	56.39	03/14/2023	13,300	689,871

Total:	153,789	78,154			40,398	$2,095,444

(1)	All Share Options, which were granted ten years prior to the stated expiration date, vest in equal installments over three years, other than the Share Options granted to Mr. Neithercut on September 23, 2011 which vest as described in footnote 4 of the Summary Compensation Table.
(2)

The dollar amount shown equals the number of outstanding Share Awards at December 31, 2013 multiplied by $51.87, the fair market value of the common shares at December 31, 2013. Share Awards vest in full on the

EXECUTIVE COMPENSATION

third anniversary of the grant date, other than the Share Awards granted to Mr. Neithercut on September 23, 2011 in connection with a retention award that vest as described in footnote 4 of the Summary Compensation Table.

OPTION EXERCISES AND SHARES VESTED DURING 2013

The following table shows the value realized by the named executives upon exercise of Option Awards and the vesting of Share Awards during 2013.

	Option Awards		Share Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Share Awards Acquired on Vesting	Value Realized on Vesting
D. Neithercut	—	—	37,747	$2,069,291
A. George	—	—	13,792	756,077
D. Santee	22,937	$611,405	12,898	707,068
M. Parrell	19,130	447,204	10,828	593,591
B. Strohm	—	—	10,828	593,591

(1)	Reflects the vesting of Share Awards granted in 2010 for services performed in 2009. Mr. Parrell deferred 5,414 of his vested shares to the Company’s Deferred Compensation Plan, which plan is described in the Nonqualified Deferred Compensation table below.

PENSION BENEFITS

The Company does not have a pension plan for its executive officers and therefore, there are no pension benefits to disclose.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan during 2013. As the Company does not make contributions to the Plan and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested Share Awards for prior years and the earnings on those amounts.

Name	Executive Contributions in 2013	Company Contributions in 2013	Earnings/ (Losses) in 2013	Withdrawals/ Distributions in 2013	Balance at December 31, 2013
D. Neithercut	—	—	$3,332,824	—	$18,872,497
A. George	—	—	2,110,750	—	14,535,984
D. Santee	$92,712	—	(18,229)	—	1,766,285
M. Parrell (1)	322,757	—	216,638	—	2,591,311
B. Strohm	—	—	504,672	—	8,890,944

(1)	Of the amount shown in the “Executive Contributions” column, $25,962 of Mr. Parrell’s contribution is also included in the Summary Compensation Table as annual salary that was paid in 2013.

The Plan allows all Company employees with annual total cash compensation of $115,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and Share Awards upon vesting. Effective January 1, 2012, Plan participants are no longer allowed to elect deferral of future grants of Share Awards to the Plan.

EXECUTIVE COMPENSATION

Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT OR CHANGE IN CONTROL

The following table discloses the potential payments that would be provided each named executive officer under the Company’s compensation and benefit plans and contractual obligations in the event of a termination of employment or Change in Control of the Company on December 31, 2013.

Event	D. Neithercut	A. George	D. Santee	M. Parrell	B. Strohm
Death; Disability or Change in Control without termination:
— Cash Severance	—	—	—	—	—
— Accrued Bonus and LTC	—	—	—	—	—
— Unvested Equity Awards (1)	$11,362,953	$2,873,183	$2,127,189	$2,469,064	$2,095,444
— Health Care Benefits	—	—	—	—	—
— Excise Tax Gross-Up (2)	—	—	—	—	—

Total:	$11,362,953	$2,873,183	$2,127,189	$2,469,064	$2,095,444

Change in Control with termination without Cause or Resignation by Employee for Good Reason:
— Cash Severance (3)	$5,024,553	$2,671,425	$2,208,458	$2,168,625	$2,101,163
— Accrued Bonus and LTC (4)	5,906,250	1,800,000	1,800,000	1,500,000	1,500,000
— Unvested Equity Awards (1)	11,362,953	2,873,183	2,127,189	2,469,064	2,095,444
— Health Care Benefits (5)	34,300	49,492	43,527	46,046	49,492
— Excise Tax Gross-Up (2)	—	—	—	1,745,471	—

Total:	$22,328,056	$7,394,100	$6,179,174	$7,929,206	$5,746,099

Termination for Cause or Resignation by Employee without Good Reason:
— Cash Severance	—	—	—	—	—
— Accrued Bonus and LTC	—	—	—	—	—
— Unvested Equity Awards	—	—	—	—	—
— Health Care Benefits	—	—	—	—	—
Total:	—	—	—	—	—

(1)	Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company or upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested Option Awards and outstanding Share Awards. The dollar amount shown equals: (i) the number of outstanding unvested Share Awards at December 31, 2013 multiplied by $51.87, the fair market value of the common shares as of that date; and (ii) the in-the-money value of unvested Option Awards at December 31, 2013 ($51.87 less the exercise price of in-the-money Option Awards).

EXECUTIVE COMPENSATION

(2)	Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain change in control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described below for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. No such excise taxes are due in the event of the termination of an executive’s employment for reasons other than a Change in Control of the Company.
(3)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.
(4)	Represents the target cash bonus and the target long-term incentive compensation grant of Share Awards and Option Awards for the year of termination.
(5)	Represents the cost of the continuation of health care benefits for the applicable time periods described below in “Change of Control/Severance Agreements.” For Mr. Neithercut, Mr. George, Mr. Santee and Mr. Strohm who are eligible for retirement under the Rule of 70 (defined below), these amounts do not include the additional health benefits described below in “Other Retirement Agreements.”

Amounts Not Shown in Table

The amounts shown in the table do not include distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that become effective in the event of a “Change in Control”. Upon the occurrence of both a Change in Control and termination of an executive officer following a Change in Control, such officer is entitled to severance payments defined in the CIC Agreements. The Company adopted change-in-control agreements to ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. George, Mr. Parrell and Mr. Strohm and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three calendar years. In addition, all Option Awards and Share Awards would immediately vest. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

EXECUTIVE COMPENSATION

The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as the termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency, or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

Retirement/Rule of 70

The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) on or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. Mr. Neithercut, Mr. George, Mr. Santee and Mr. Strohm are currently eligible for retirement under the Rule of 70.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for trustees who retire at or after age 72, such employee’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

TRUSTEE COMPENSATION

Other Retirement Agreements

Mr. Neithercut, Mr. George and Mr. Strohm each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. Upon the executive’s death or qualified retirement, the executive will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

The Company also entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. George and Mr. Strohm in February 2001. Upon the executive’s qualified retirement, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as for any other active employee.

TRUSTEE COMPENSATION

For 2013, the compensation of the Company’s Trustees (excluding Mr. Zell and Mr. Neithercut) consisted of an annual cash retainer and restricted shares and options with values as follows:

Fees
Annual Retainer
Cash	$60,000
Equity (restricted shares and options)	100,000

Total:	$160,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	15,000
Governance – Chair	15,000
Audit – Member	8,000
Compensation – Member	6,000
Governance – Member	6,000
Executive – Member	4,000

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses.

Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the discounted purchase price under the plan not to exceed $100,000 per year. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

TRUSTEE COMPENSATION

The following table shows the compensation paid to our Trustees for their service on the Board during 2013.

Name	Annual Cash Fee	Share Awards (1)	Option Awards (1)	Archstone Supplemental Share Award (2)	Total
Samuel Zell, Chairman (2)	$—	$2,437,462	$812,531	$999,964	$4,249,957
Gerald A. Spector, Vice Chairman (3)	68,000	74,952	25,045	—	167,997
Charles L. Atwood, Lead Trustee	108,000	49,949	50,046	—	207,995
David Neithercut	—	—	—	—	—
John W. Alexander	87,000	49,949	50,046	—	186,995
Linda Walker Bynoe	67,100	74,952	25,045	—	167,097
Mary Kay Haben	72,900	74,952	25,045	—	172,897
Bradley A. Keywell	66,000	74,952	25,045	—	165,997
John E. Neal	92,000	49,949	50,046	—	191,995
Mark S. Shapiro	71,297	49,949	50,046	—	171,292
B. Joseph White	87,000	74,952	25,045	—	186,997

(1)	For service provided by the Board from the June 2013 Annual Meeting of Shareholders to the June 2014 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Zell and Mr. Neithercut) received an annual long-term incentive grant of $100,000 on June 13, 2013, which was allocated at the election of the trustee to either 50% to Option Awards and 50% to Share Awards or 25% to Option Awards and 75% to Share Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Our employee trustee, Mr. Neithercut, received no additional compensation for his service as a Trustee during 2013. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement/Rule of 70” discussion in Executive Compensation. Generally, retirement means termination of service on the Board (other than for cause) on or after age 72.

The dollar value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $56.44 and the Option Awards were granted at an exercise price equal to the closing price of the common shares on the grant date of $56.44. The grant date fair value of $8.76 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 26.82%, a risk-free interest rate of 1.12%, and a dividend yield of 3.77%.

(2)	For his services performed in 2012 as Chairman of the Board, Mr. Zell received two long-term compensation grants in 2013:

•	The first grant comprised of $3,249,993 of Option Awards and Share Awards was made on February 7, 2013 and was allocated 75% to Share Awards and 25% to Option Awards utilizing the same valuation criteria approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, Mr. Zell received 44,463 Share Awards valued at $2,437,462 ($54.82 per share) and 102,852 Option Awards valued at $812,531 ($7.90 per option). The Share Awards were granted at a share price equal to the closing price of the common shares on February 7, 2013 and vest in full on the third anniversary of the grant. The Option Awards were granted at an exercise price equal to the closing price of the common shares on February 7, 2013 ($54.82) and vest in equal installments over a three-year period. The grant date fair value of the Option Awards is described in footnote 1 of the Grants of Plan-Based Awards Table.

•	The second grant of $999,964 of Share Awards was made on March 14, 2013 in recognition of Mr. Zell’s strong leadership, strategic advice and substantial time provided during 2012 and 2013 in connection with the Archstone acquisition. The 17,733 Share Awards received by Mr. Zell were granted at a share price equal to the closing price of the common shares on March 14, 2013 ($56.39) and vest in full on the third anniversary of the grant.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index

AUDIT COMMITTEE REPORT

from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2013, is $5,283,593.

(3)	The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of these payments as of December 31, 2013 is $2,097,412.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee Trustee at December 31, 2013.

Name	Unvested Share Awards	Unvested Option Awards	Vested Option Awards
Samuel Zell	117,093	289,520	1,917,817
Gerald A. Spector	1,328	2,859	378,962
Charles L. Atwood	885	5,713	50,120
John W. Alexander	885	5,713	39,845
Linda Walker Bynoe	1,328	2,859	19,734
Mary Kay Haben	1,328	2,859	10,035
Bradley A. Keywell	1,455	3,133	11,183
John E. Neal	885	5,713	28,996
Mark S. Shapiro	885	5,713	13,441
B. Joseph White	1,328	2,859	39,845

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2013, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2013, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

SHAREHOLDER VOTING

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Charles L. Atwood

Linda Walker Bynoe

Mark S. Shapiro

Gerald A. Spector

MATTERS FOR SHAREHOLDER VOTING

PROPOSAL 1

ELECTION OF TRUSTEES

Introduction

At the Annual Meeting, shareholders will be asked to elect eleven trustees to serve until the 2015 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated all the Company’s current trustees, John W. Alexander, Charles L. Atwood, Linda Walker Bynoe, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, B. Joseph White and Samuel Zell for election. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell and its Chief Executive Officer and President, Mr. Neithercut.

SHAREHOLDER VOTING

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted “for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE ELEVEN TRUSTEE NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2014. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2013 and 2012 are as follows:

Type of Fees:	2013	2012
Audit fees (1)	$2,074,461	$1,733,887
Audit-related fees (2)	119,995	158,995
Tax compliance/preparation fees (3)	254,325	239,225
Tax consulting fees (4)	391,900	232,700
All other fees	—	—

Total:	$2,840,681	$2,364,807

(1)	Audit fees for the audit of our annual financial statements and internal control over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.
(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits, Section 3-14 acquisition audits and subscriptions to online accounting and tax information services.

SHAREHOLDER VOTING

(3)	Tax compliance and preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.
(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2013 and 2012 and has selected Ernst & Young as independent auditor for 2014, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2014. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2014 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2014 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE

SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2014.

PROPOSAL 3

APPROVAL OF EXECUTIVE COMPENSATION

The Company is seeking its shareholders’ approval, on an advisory basis, of the compensation of named executive officers as disclosed in this Proxy Statement. Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

At the Company’s annual meeting of shareholders in June 2013, its shareholders overwhelmingly approved its executive compensation, with 92% of votes cast in favor of the say-on-pay resolution. As a result, the Compensation Committee continued to apply the same

INFORMATION ABOUT THE

ANNUAL MEETING

effective approach and philosophy it has used in previous years in determining executive compensation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance as well as leadership excellence. The overall program is designed to align the executive’s long-term interests to the attainment of financial and other performance measures that the Board believes promote the creation of long-term shareholder value and motivate the executive to remain at the Company for years. As described more fully in the Compensation Discussion and Analysis, the Company’s “total compensation” approach to executive compensation is designed to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and therefore the compensation awarded to named executive officers under the current program, fulfills this objective and is fair and reasonable.

Vote Required

Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY

APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2014 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 361,148,189 common shares were outstanding and entitled to vote.

We are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com. On April 17, 2014, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

INFORMATION ABOUT THE

ANNUAL MEETING

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 11, 2014 and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

•	By Internet. You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”). If you vote by Internet, you do not need to return your proxy card or VIF.

•	By Telephone. You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

•	By Mail. If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

•	At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from them on how to vote your shares. Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted.

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

INFORMATION ABOUT THE

ANNUAL MEETING

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Proxy Statement and the Annual Report unless instructed otherwise by a shareholder. If you no longer wish to receive hard copies, or would prefer to receive separate copies of the Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityresidential.com in the investor section under “SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Matter	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.

2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Not counted as votes cast; no impact on outcome.

3. Advisory Approval of executive compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $15,000, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2013.

Shareholder Proposals for the 2015 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 18, 2014 and no later than the close of business on December 18, 2014. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Trustee Nomination Procedures”.

2013 Annual Report

Additional copies of our 2014 Proxy Statement, 2013 Annual Report and Form 10-K for the year ended December 31, 2013, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqrworld.com).

By Order of the Board of Trustees

Bruce C. Strohm
Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 17, 2014

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M73024-P49053	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

EQUITY RESIDENTIAL	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends a vote “FOR” the following proposals:

1. Election of Trustees	☐	☐	☐
Nominees:

01)   John W. Alexander

02)   Charles L. Atwood

03)   Linda Walker Bynoe

04)   Mary Kay Haben

05)   Bradley A. Keywell

06)   John E. Neal

07)   David J. Neithercut

08)   Mark S. Shapiro

09)   Gerald A. Spector

10)   B. Joseph White

11)   Samuel Zell

2.    Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2014.

3.    Approval of Executive Compensation.

NOTE: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

					For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73025-P49053

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 12, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 12, 2014, at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee and “FOR” Proposals 2 and 3, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)